Exhibit 99


Greg Manning Auctions Announces Revenue Growth of 25%
Friday September 5, 10:27 am ET

Records Set: Aggregate Sales $118 Million; Gross Profit $14.5 Million; Net Income $2.8 Million

WEST CALDWELL, N.J.--(BUSINESS WIRE)--Sept. 5, 2003-- Greg Manning Auctions, Inc. (Nasdaq: GMAI - News) today announced financial results for the fiscal year ended June 30, 2003.

Net revenues for fiscal 2003 reached a record $101.2 million, up 25% from the prior fiscal year's total of $80.8 million. The company also achieved a record gross profit of $14.5 million, an increase of 65% from last year's $8.8 million. Net income for fiscal 2003 totaled $2.8 million, or $0.22 per share, compared to a loss of $13.2 million, or $1.06 per share, for the prior year. The results for fiscal 2002 included a non-cash intangible asset impairment charge of $4.7 million and a non-cash write-off of deferred tax assets of $3.2 million.

For the fourth quarter ended June 30, 2003, net income totaled $2.1 million compared to a loss of $10.6 million in the previous year's fourth quarter, and net revenues increased from $22.6 million in the fourth quarter of last year to $29.8 million in fiscal 2003. Results for the fourth quarter of fiscal 2002 included non-cash charges of $7.8 million.

Greg Manning, President and Chief Executive Officer, stated "We are very pleased to report the results of our fourth quarter and fiscal year 2003. For the fiscal year, we achieved a record $118.2 million in aggregate sales, an increase of 19% from last year's $99.2 million; for the fourth quarter aggregate sales were $34.2 million, compared to aggregate sales of $27.8 million in the same period in fiscal 2002. The turnaround we have achieved from fiscal 2002 and 2001 underscores the progress our management team has made in returning the company to profitability. Our growth during the second half of fiscal 2003 was particularly strong and steady, involving virtually all areas of the company's operations."

The increase in revenue, aggregate sales and gross profit in fiscal 2003 was attributable to a number of factors. The company's Philatelic Division experienced growth in the auction sector through its initial auction in Hong Kong, and increased its market share in its specialty auctions of collections and dealers' inventories. It also completed a number of significant "private treaty" transactions, including the multi- million dollar placement of a significant portion of the United Nations Philatelic Archives, recently deaccessioned by the U.N. On a pro-forma basis, before interest and non-cash expenses, the company's operating income for fiscal 2003 totaled $4.4 million versus a loss of $2.9 million in fiscal 2002. On a pro-forma basis, the company's income in fiscal 2003 totaled $0.34 per diluted share versus a loss of $0.24 per diluted share the previous year.(1)

Mr. Manning added, "All of us at GMAI are particularly enthusiastic about our pending transactions with Auctentia, S.L., which will add approximately $23 million in equity to the company. Our fourth quarter revenues were also significantly enhanced by several sales to Afinsa Bienes Tangibles, S.A., the parent company of Auctentia."

Mr. Manning continued, "Among the transactions expected to be completed shortly include our acquisition of three of the world's leading auction houses - Auctentia Subastas, S.L. of Madrid, Spain, Corinphila Auktionen AG Auctions of Zurich, Switzerland, and the Kohler group of auction companies of Berlin and Wiesbaden, Germany. The completion of these transactions will make us a truly global operation, with a major presence on three continents and a whole new array of opportunities available to us."

About Greg Manning Auctions, Inc.

Greg Manning Auctions, Inc. (GMAI) is a global collectibles auctioneer and merchant, with both Internet and live auctions and operations in North America and Asia. In North America, GMAI is a leading traditional and electronic -- Internet, interactive telephone, and Internet and live simulcast --

auctioneer and merchant/dealer of collectibles. Coins, stamps, sports cards, and affordable fine art are offered at http://www.gregmanning.com and http://www.teletrade.com.

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors which may cause such differences include changes in market conditions, changes in economic environment, competitive factors and the other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission.

(1) See attached table for a reconciliation to GAAP.


GREG MANNING AUCTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)


                                                      Year ended                            Quarter ended
                                                       June 30,                               June 30,
                                            ----------------------------------------------------------------------
                                               2003               2002                  2003             2002

Aggregate Sales                             $    118,213       $     99,240         $     34,210      $     27,773
Total Revenues                              $    101,191       $     80,777         $     29,827      $     22,608
Cost of Goods Sold                                86,672             71,966               23,416            21,032
                                            ------------       ------------         ------------      ------------

Gross Profit                                      14,519              8,811                6,411             1,576

Operating Expenses:
General and Administrative                         5,175              5,511                1,437             1,996
Salaries and Wages                                 5,457              4,530                1,854             1,223
Depreciation and Amortization                        557              1,416                  192               370
Intangible Impairment                                                 4,741(a)                               4,741(a)
Other Expense                                                             6                                      6
Marketing                                          1,561              1,578                  416               496
                                            ------------       ------------         ------------      ------------

Operating Income (Loss)                            1,769             (8,971)               2,512            (7,256)

Gain on sale of investee                           2,035
Loss on sale of securities                           (87)               (87)
Interest Income                                      172                124                   21                28
Interest Expense                                    (874)              (837)                (193)             (290)
Loss from Operations of Investees                                      (250)                                    --
                                            ------------       ------------         ------------      ------------

Income (Loss) Before Taxes                         3,015             (9,934)               2,253            (7,518)
Provision for (Benefit from)
  Income Taxes                                       192             (3,243)(b)              192            (3,043)(b)
                                            ------------       ------------         ------------      ------------

Net Income (Loss)                           $      2,823       $    (13,177)        $      2,061      $    (10,561)
                                            ============       ============         ============      ============
Net Income(Loss) per Common
  Share:
 Basic                                      $       0.22       $      (1.06)        $       0.17      $      (0.85)
                                            ============       ============         ============      ============

 Weighted Average Shares
   Outstanding
         Basic                                13,048,522          12,469,000           13,048,522        12,469,000
                                            ============        ============         ============      ============

(a) Results for the year and quarterly periods ended June 30, 2002 include non-cash intangible asset impairment charges of $4,741,000. There were no intangible asset write-offs in fiscal year 2003

(b) Results for the year and quarterly periods ended June 30, 2002 include non-cash write-offs of deferred tax assets in the amounts of $3,243,000 and $3,043,000, respectively. There were no non-cash write-offs of deferred tax assets in fiscal 2003.


GREG MANNING AUCTIONS, INC.
SUPPLEMENTARY INFORMATION
(Unaudited)
(Amounts in thousands, except per share amounts)
As of


                                          Year Ended                     Quarter ended
                                            June 30,                        June 30,
                                    -------------------------------------------------------
                                      2003           2002             2003           2002
                                    --------       --------         --------       --------
Pro-Forma Adjustments:

Net Income (Loss)                   $  2,823       $(13,177)        $  2,061       $(10,561)
Plus:  Non-Cash and
 Other Items:

Interest expense                         874            837              193            290
Intangible Impairment(a)               4,741          4,741
Depreciation and Amortization            557          1,416              192            370

Tax Expense/Tax Asset Change (b)         192          3,243              192          3,043
                                    --------       --------         --------       --------
Pro-Forma EBITDA Income (Loss)      $  4,446       $ (2,940)        $  2,638       $ (2,117)
                                    ========       ========         ========       ========

Pro-Forma EBITDA
Income (Loss) Per Share             $   0.34       $  (0.24)        $   0.20       $  (0.17)
                                    ========       ========         ========       ========

Pro forma EBITDA information regarding our results, which excludes non-recurring, non-cash and interest expense items is presented for informational purposes only and are not prepared in accordance with generally accepted accounting principles.



----------------
Contact:
     Greg Manning Auctions, West Caldwell
     Larry Crawford, 973-882-0004
     or
     Lippert/Heilshorn & Associates
     John Nesbett/Harriet Fried, 212-838-3777